Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441

Pricing Supplement No. 2 dated May 16, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                           Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-062

                      5.00% Callable Notes due May 15, 2014


The description in this pricing supplement of the particular terms of the 5.00% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                             PROVISIONS RELATING TO THE NOTES

Principal Amount:        $4,136,000.00           Interest Rate:           5.00%

Price to Public:         100%                    Issuance Date:           May 19, 2005

Net Proceeds to Trust:   4,076,028.00            Stated Maturity Date:    May 15, 2014

Agent's Discount:        1.45%                   Initial Interest Payment Date: November 15,
                                                                                2005

CUSIP Number:            41659FDE1               Interest Payment Frequency: Semi-Annually

Day Count Convention: 30/360                     Regular Record Dates:  15 days prior to an
                                                                        Interest Payment Date.
Optional Redemption: Yes [X] No [ ]              The Survivor's Option [X] is [ ] is not
  Optional Redemption Date:                      available
  May 15, 2007 or any Interest Payment             Annual Put Limitation: $1 million or 1%
  Date thereafter.                                   Individual Put Limitation: $250,000
  Initial Redemption Percentage: 100%                Trust Put Limitation: N/A

  Annual Percentage Reduction: N/A               Authorized Denominations: $1,000 integral
  Redemption may be: [X] In whole only.                                    amounts.
                     [ ] In whole or in part.
Securities Exchange Listing:   None.             Special Tax Considerations:  None.

Other Provisions Relating to the Notes: None.

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

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                      INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life
                            Insurance Company

Funding Agreement:         FA-405062            Interest Rate:             5.00%

Contract Payment:          $4,136,015.00        Effective Date:            May 19, 2005

Deposit Amount :           $4,076,043.00        Stated Maturity Date:      May 15, 2014
(if different from Contract Payment)
Day Count Convention:      30/360               Initial Interest Payment Date:  November 15, 2005
Special Tax Considerations:  None.              Interest Payment Frequency: Semi-Annually
Optional Redemption:   Yes [X] No [ ]           Survivor Option: Under the Funding
Optional Redemption Date: May 15, 2007,         Agreement, Hartford Life Insurance Company
  or any Interest Payment Date thereafter.      [X] is [ ] is not required to provide the Trust
Initial Redemption Percentage: 100%             with amounts it needs to honor valid
                                                exercises of the Survivor's Option.
Annual Percentage Reduction:    N/A
Redemption may be:  [X] In whole only.
                    [ ] In whole or in part.    Other Provisions Relating to the Funding
                                                Agreement: None.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard J. Wirth, Assistant Vice President & Senior Counsel.


           INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE
                               FUNDING AGREEMENT

It is anticipated that, as of May 19, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of May 19, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA


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